EXHIBIT 10.40

March 6, 1996

Dr. W Henry Weinberg
Department of Chemical Engineering
University of California, Santa Barbara
Santa Barbara, CA 93106

Dear Henry,

It is our pleasure to offer you the position of Chief Technical Officer at Symyx Technologies.  Your salary will be $205,000 per year for the first year of employment.  In addition, the Board of Directors of Symyx Technologies has granted you the right to purchase 600,000 shares of stock in Symyx at an exercise price equal to $.01/share.  These shares account for approximately 15% of the outstanding founders shares and they will vest in five installments on each of the first five anniversaries of your employment with Symyx Technologies, provided that you continue to be an employee of Symyx Technologies on such anniversaries.

In addition, Symyx will provide you with $11,000 to pay for all reasonable relocation expenses incurred for movement/storage of your household goods and office.  The company will also provide you with $7,000 per month during the next two years to compensate you for the increase in rent of your Bay Area home, and the excess taxes that result from additional income associated with the rent of your house.

We also agree that you will have the option to either participate in the Company’s healthcare plan which will be structured within the next 3 months, or maintain your current healthcare coverage from the University of California at Santa Barbara.  If you choose to retain your existing plan, Symyx will pay for the cost of your healthcare.

As a condition of employment, we will require that you sign a copy of the company’s Confidentiality and Nondisclosure Agreement.

In accordance with Federal Law, all new employees are required to present evidence of their eligibility to be employed in the United States.  Accordingly, we request that you provide us with an original of an appropriate document for this purpose.  This may be a birth certificate, a passport, a visa or a driver’s license and a social security card, etc.

Your employment is at will, and no special or implied conditions of employment are established unless they are made in writing.

If you have any questions, please contact me.  We are eager to have you on board.

Sincerely,

Isy Goldwasser
Chief Financial Officer

______________________
Dr. W. Henry Weinberg

____6 March 1996 ______
Date
____1 May 1996   ______
Start Date